EXHIBIT 21.1


                           AMERICAN VANTAGE COMPANIES

                         SUBSIDIARIES OF THE REGISTRANT



o   American Care Group, Inc.
o   American Casino Enterprises, Inc.
o   American Vantage/Hypnotic, Inc.
o   Vantage Bay Group, Inc.
o   YaYa Media, Inc.


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